                                                                    EXHIBIT 11.1


               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


(In thousands, except per share data)                  1997     1996     1995
--------------------------------------------------------------------------------
   Computation of Net Income Per Common Share
   Net income available to common
      shareholders - basic                            $20,255  $12,745  $ 8,426
   Minority interests in earnings of the Operating
      Partnership                                       6,219    3,064    2,681
--------------------------------------------------------------------------------
   Net income available to common
      shareholders - diluted                          $26,474  $15,809  $11,107
--------------------------------------------------------------------------------
   Weighted average common shares - basic              16,357   11,512    8,171
   Dilutive securities -
      Units of limited partnership interest
        in the Operating Partnership                    5,023    2,768    2,589
      Stock options                                       200      106       72
--------------------------------------------------------------------------------
   Weighted average common shares - diluted            21,580   14,386   10,832
--------------------------------------------------------------------------------
   Net Income Per Common Share
   Basic                                              $  1.24  $  1.11  $  1.03
   Diluted                                               1.23     1.10     1.03
--------------------------------------------------------------------------------
